 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-266135
Prospectus
ROCKWELL MEDICAL, INC.
1,404,956 Shares of Common Stock
Pursuant to this prospectus, the selling stockholder identified herein (the “Selling Stockholder”) is offering on a resale basis an aggregate of 1,404,956 shares (the “Shares”) of common stock, par value $0.0001 per share, of Rockwell Medical, Inc., a Delaware corporation, representing Shares issuable upon the conversion over the next three years of our outstanding Series X Convertible Preferred Stock, par value $0.0001 per share (the “Series X Preferred”). The Series X Preferred was issued pursuant to a Securities Purchase Agreement by and among the Company and the Selling Stockholder (the “Purchase Agreement”). We will not receive any of the proceeds from the sale or other disposition of the Shares by the Selling Stockholder.
The Selling Stockholder may sell or otherwise dispose of the Shares in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell or otherwise dispose of the Shares in the section entitled “Plan of Distribution” on page 10. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Shares will be borne by the Selling Stockholder. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission.
Our common stock is currently quoted on The Nasdaq Capital Market under the symbol “RMTI.” On July 22, 2022, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.59 per share. Our principal executive offices are located at 30142 S. Wixom Road, Wixom, Michigan 48393, and our telephone number is (248) 960-9009.
Investing in our securities involves risks. You should carefully consider the Risk Factors beginning on page 7 of this prospectus before you make an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated July 22, 2022.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, the Selling Stockholder may, from time to time, offer and sell the shares described in this prospectus in one or more offerings. Information about the Selling Stockholder may change over time.
This prospectus provides you with a general description of the Shares the Selling Stockholder may offer. Each time the selling stockholders sell our Shares using this prospectus, to the extent necessary and required by law, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of Shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in Shares of our common stock. See “Where You Can Find Additional Information” and “Information Incorporated by Reference” for more information.
Neither we nor the Selling Stockholder have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the Selling Stockholder take any responsibility for, nor can provide assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder have authorized any other person to provide you with different or additional information, and neither of us are making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any prospectus supplement or any sale of Shares. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside of the United States, neither we nor the Selling Stockholder have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.
Unless the context otherwise requires, we use the terms “Rockwell,” “Company,” “we,” “us,” and “our” in this prospectus to refer to Rockwell Medical, Inc. and, where appropriate, our subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in this prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference herein and therein. Our forward-looking statements are subject to risks and uncertainties and include information about our current expectations and possible or assumed future results of our operations. When we use words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “could,” “plan,” “potential,” “predict,” “forecast,” “projected,” “intend” or similar expressions, or make statements regarding our intent, belief, or current expectations, we are making forward-looking statements. Our forward-looking statements also include, without limitation, statements about our liquidity and capital resources; our ability to continue to operate as a going concern; our ability to develop FPC for other indications; our ability to successfully execute on our business strategy and development of new indications, and statements regarding our anticipated future financial condition, operating results, cash flows and business plans. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different from the anticipated future results, performance or achievements expressed or implied by any forward-looking statements. Such business, economic and competitive uncertainties include:
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any further increases in raw material, labor, fuel or other input costs, particularly if we are unable to pass these cost increases along to our customers;

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the duration over which our cash balances will fund our operations;

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our ability to continue as a going concern;

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our ability to obtain additional financing and raise capital as necessary to fund operations or pursue business opportunities;

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our ability to satisfy the covenants in our supply agreements;

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our expectations regarding our ability to enter into marketing and other partnership agreements, including amendments to our existing agreements;

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our ability to comply with affirmative and negative covenants under our secured loan with Innovatus Life Sciences Lending Fund I, LP;

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the effects of the COVID-19 pandemic on patients, our customers and distributors, and our business, including manufacturing operations and suppliers, as well as the actions by governments, businesses and individuals in response to the pandemic;

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the acceptance of our products by doctors, patients or payors;

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the availability of adequate reimbursement for our products from insurance companies and the government;

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our ability to use existing inventory before shelf life expiration;

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the safety and efficacy of our products;

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our expectations regarding the timing of submissions to, and decisions made by, the U.S. Food and Drug Administration, and other regulatory agencies, including foreign regulatory agencies;

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our ability to secure adequate protection for, and licensure of, our intellectual property;

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our estimates regarding the capacity of manufacturing and other facilities to support our products;

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our ability to successfully commercialize our products;

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the rate and degree of market acceptance and clinical utility of our products;

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our ability to obtain and/or retain major customers and distributors;

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our ability to compete against other companies and research institutions;

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our ability to attract and retain key personnel;

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our expectations for increases or decreases in expenses;

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our expectations for incurring capital expenditures to expand our research and development and manufacturing capabilities;

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our expectations for generating revenue or becoming profitable on a sustained basis;

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our expectations regarding the effect of changes in accounting guidance or standards on our operating results;

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the impact of healthcare reform laws and other government laws and regulations;

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the impact of potential shareholder activism; and

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the other risks identified in this prospectus and the documents incorporated by reference herein.

Other factors not currently anticipated may also materially and adversely affect our results of operations, cash flows and financial position. Readers should not place undue reliance on any such forward-looking statements, which are based on information available to us on the date of this report or, if made elsewhere, as of the date made. We do not undertake, and expressly disclaim, any intention to update or alter any statements whether as a result of new information, future events or otherwise except as required by law.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” and the consolidated financial statements and related notes and information incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this summary constitute forward-looking statements, see “Special Note Regarding Forward-Looking Statements.”
Our Company
We are a commercial-stage, biopharmaceutical company developing and commercializing our next-generation parenteral iron technology platform, Ferric Pyrophosphate Citrate (“FPC”), which we believe has the potential to lead to transformative treatments for iron deficiency in multiple disease states, reduce healthcare costs and improve patients’ lives. We are also one of the two major suppliers of life-saving hemodialysis concentrate products to kidney dialysis clinics in the United States.
Corporate Information
We were incorporated in the state of Michigan in 1996, and re-domiciled to the state of Delaware in 2019. Our corporate headquarters are located at 30142 Wixom Road, Wixom, Michigan 48393. Our telephone number is (248) 960-9009 and our Internet website address is www.rockwellmed.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

THE OFFERING
We are registering for resale by the Selling Stockholder named herein 1,404,956 shares as described below:
Securities Offered
1,404,956 shares of common stock, consisting of: (i) 1,363,636 shares issuable upon conversion of Series X Preferred acquired by the Selling Stockholder in private placement transactions on April 6, 2022 and June 16, 2022, and (ii) 41,320 additional shares representing interest accrual at a rate of 1% per annum of the stated value of the shares for an assumed period of three years.
Use of Proceeds
We will not receive any of the proceeds from the sale or other disposition of Shares by the Selling Stockholder.
Risk Factors
This investment involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus for a discussion of factors you should consider carefully before making an investment decision.
Nasdaq Capital Market symbol:
“RMTI.”

DESCRIPTION OF PRIVATE PLACEMENT
On April 6, 2022, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with DaVita, Inc. providing for the purchase and sale of up to 15,000 shares of Series X Preferred, subject to the satisfaction of certain conditions by June 30, 2022. On June 16, 2022, we completed the sale of all shares under the Purchase Agreement. Pursuant to contractual obligations we entered into in connection with the Purchase Agreement, we are required to file a registration statement (the “Registration Statement”) under the Securities Act to register the resale of the Shares. This prospectus covers the Shares issuable upon the conversion of the Series X Preferred, including future-accrued interest for a period of three years.

RISK FACTORS
An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities.
If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and prospects could be materially adversely affected. Also, please read the cautionary statement in this prospectus under “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We are registering the Shares for resale by the Selling Stockholder. We will not receive any proceeds from the sale or other disposition of the Shares offered by this prospectus.

SELLING STOCKHOLDER
We have prepared this prospectus to allow the Selling Stockholder to offer for resale, from time to time, up to 1,404,956 shares of our common stock issuable upon conversion of 15,000 shares of Series X Preferred, which the Selling Stockholder acquired pursuant to a securities purchase agreement entered into on April 6, 2022. The Series X Preferred has a stated value of $15,000,000 and accrues interest at the rate of 1% per annum on the stated value of the shares (subject to a cap on accrual if the price of our common stock exceeds $24.00 per share for more than 30 consecutive trading days). The Series X Preferred is convertible into common stock at a rate equal to the stated value (with accrued interest), divided by a conversion price of $11.00 per share (subject to adjustment for stock splits, reverse stock splits and similar recapitalization events). Conversion of the Series X Preferred is subject to a customary beneficial ownership limitation, which is initially set at 9.9% and can be reset upon 61 days’ notice to up to 19.9%.
The following table presents information regarding the Selling Stockholder and the Shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of June 30, 2022. Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table (but without regard to the beneficial ownership blocker included in the Series X Preferred). The percentage of shares beneficially owned is based on 9,407,296 shares of our common stock issued and outstanding as of June 30, 2022, plus the addition of up to 1,404,956 shares issuable upon conversion of the Series X Preferred (including three years of interest accrual).
We cannot advise as to whether the Selling Stockholder will in fact sell any or all of such shares. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.
Name of Selling Stockholder	Shares of Common Stock beneficially owned prior to the offering		Shares of Common Stock to be offered	Shares of Common Stock beneficially owned after the offering(1)
	Number	Percentage		Number	Percentage
DaVita Inc.(2)	1,404,956	9.9%	1,404,956	—	0%

(1)
Assumes all Shares offered by the Selling Stockholder hereby are sold and that the Selling Stockholder buys or sells no additional shares of common stock prior to the completion of this offering.

(2)
DaVita Inc. (“DaVita”) is one of the Company’s largest customers and is party to that certain Products Purchase Agreement, dated July 1, 2019, with the Company, as amended from time to time. The conversion of the Series X Preferred owned by DaVita is subject to a beneficial ownership limitation, which is set at 9.9%. The address for DaVita is 2000 16th Street, Denver, Colorado 80202.

PLAN OF DISTRIBUTION
The Selling Stockholder, which shall include donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Stockholder may use any one or more of the following methods when disposing of shares or interests therein:
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to or through underwriters;

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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through agreements between broker-dealers and the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

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a combination of any such methods of sale; and

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any other method permitted by applicable law.

The Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of its shares of common stock and, if the Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholder(s) to include the pledgee, transferee or other successors in interest as selling stockholder(s) under this prospectus. The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Stockholder from the sale of the common stock offered by this prospectus will be the purchase price of the common stock less discounts or commissions, if any. The Selling

Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The Selling Stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
The Selling Stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholder(s) who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the name(s) of the selling stockholder(s), the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the Selling Stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS
Certain legal matters relating to the validity of the Shares offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California.
EXPERTS
The consolidated financial statements as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in the Annual Report on Form 10-K of Rockwell Medical, Inc. and Subsidiaries filed on April 8, 2022, have been incorporated by reference herein in reliance upon the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.rockwellmed.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.
This prospectus is part of a registration statement that we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:
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our Annual Report on Form 10-K for the year ended December 31, 2021 filed on April 8, 2022;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022;

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our Current Reports on Form 8-K filed on March 18, 2022, March 21, 2022, April 8, 2022, April 11, 2022, May 9, 2022, May 13, 2022, June 2, 2022 and June 22, 2022;

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our Definitive Proxy Statement on Schedule 14A filed on April 8, 2021, to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2021; and

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the description of our common stock contained in or incorporated into our Registration Statement on Form 8-A filed with the SEC on January 23, 1998, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Rockwell Medical, Inc., 30142 Wixom Road, Wixom, Michigan 48393, telephone: (248) 960-9009. You also may access these filings on our website at www.rockwellmed.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.